Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2010 THIRD QUARTER

RESULTS AND UPDATES ITS 2010 BUSINESS OUTLOOK

MERIDIAN, Idaho (July 29, 2010) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its third quarter ended June 30, 2010.

Highlights:

•                  Total revenues were $347.7 million for the quarter, 40% higher than revenues for the same period in the prior fiscal year.  Of the 40% increase in total revenues, 17% was due to organic growth in the United States and 23% was related to our acquisition of Centaur Services Limited (“Centaur”).  On February 8, 2010, we acquired Centaur, a supplier of animal health products to veterinarians in the United Kingdom.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 7.9% for the quarter, compared to 9.2% for the same period in the prior fiscal year.

•                  Operating income increased 38% to $15.1 million, compared to the same period in the prior fiscal year.

•                  Net income increased 38% to $9.1 million, compared to the same period in the prior fiscal year.  Diluted earnings per share were $0.74 compared to $0.54 in the same period of the prior fiscal year, an increase of 37%.

•                  Internet sales to independent veterinary practices and producers in the United States grew by approximately 44% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales in the United States increased to 36% for the quarter as compared to 32% for the same period in the prior fiscal year.

•                  We generated $5.4 million in cash from operations during the quarter, and as of June 30, 2010 we had borrowings under our credit facilities of $15.9 million.

“Our results for the quarter continue to demonstrate our strong commitment to providing excellent service and value to our customers and vendor partners,” said Jim Cleary, President and Chief Executive Officer.  “Our revenue growth, expense control, earnings growth and value-added services all exceeded our expectations and I would like to thank our employees, customers and vendors for their loyalty to MWI.  Also, we continue to be pleased with our integration and collaboration with the Centaur team.”

Quarter ended June 30, 2010 compared to quarter ended June 30, 2009

Total revenues increased 40% to $347.7 million for the quarter ended June 30, 2010, compared to $247.5 million for the quarter ended June 30, 2009.  Of the 40% revenue growth, 23% or $57.7 million was related to the acquisition of Centaur.  Excluding this acquisition, our revenues attributable to existing customers represented 43% of the growth of total revenues during the quarter ended June 30, 2010.  Commissions increased 19% to $4.3 million during the quarter ended June 30, 2010, compared to $3.6 million during the quarter ended June 30, 2009.

Gross profit increased 27% to $43.9 million for the quarter ended June 30, 2010, compared to $34.5 million for the quarter ended June 30, 2009.  Gross profit was benefited by our revenue growth and the addition of Centaur.  Gross profit as a percentage of total revenues was 12.6% for the quarter ended June 30, 2010, compared to 13.9% for the quarter ended June 30, 2009.  Gross profit as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s gross profit as a percentage of total revenues is generally lower than MWI’s, which serves to reduce the overall gross margin of the consolidated Company when compared to our results for the same period in the prior year.  Vendor rebates for the quarter ended June 30, 2010 increased by approximately $540,000 compared to the quarter ended June 30, 2009.

Operating income increased 38% to $15.1 million for the quarter ended June 30, 2010, compared to $10.9 million for the quarter ended June 30, 2009.  SG&A expenses increased 21% to $27.4 million for the quarter ended June 30, 2010, compared to $22.7 million for the quarter ended June 30, 2009.  SG&A expenses increased primarily due to the acquisition of Centaur and our revenue growth.  SG&A expenses as a percentage of total revenues improved to 7.9% for the quarter ended June 30, 2010, compared to 9.2% for the quarter ended June 30, 2009.  SG&A expenses as a percentage of total revenues decreased due to the addition of Centaur because Centaur’s SG&A expenses as a percentage of total revenues are generally lower than MWI’s, which serves to reduce the overall SG&A expenses as a percentage of total revenues when compared to our results for the same period in the prior year.  Additionally, we had an improvement in our allowance for doubtful accounts as a result of payments made by certain customers.

Net income increased 38% to $9.1 million for the quarter ended June 30, 2010, compared to $6.6 million for the quarter ended June 30, 2009.  Diluted earnings per share were $0.74 and $0.54 for the quarters ended June 30, 2010 and 2009, respectively, an increase of 37%.

Nine months ended June 30, 2010 compared to nine months ended June 30, 2009

Total revenues increased 25% to $870.4 million for the nine months ended June 30, 2010, compared to $693.8 million for the nine months ended June 30, 2009.  Of the 25% revenue growth, 13% or $91.3 million was related to the acquisition of Centaur.  Commissions increased 18% to $12.1 million during the nine months ended June 30, 2010, compared to $10.3 million during the nine months ended June 30, 2009.

Gross profit increased by 20% to $119.5 million for the nine months ended June 30, 2010, compared to $99.8 million for the nine months ended June 30, 2009.  Gross profit as a percentage of total revenues was 13.7% for the nine months ended June 30, 2010, compared to

14.4% for the nine months ended June 30, 2009.  Vendor rebates for the nine months ended June 30, 2010 increased by approximately $165,000 compared to the nine months ended June 30, 2009.

Operating income increased 36% to $40.5 million for the nine months ended June 30, 2010, compared to $29.8 million for the nine months ended June 30, 2009.  SG&A expenses increased 12% to $75.4 million for the nine months ended June 30, 2010, compared to $67.4 million for the nine months ended June 30, 2009.  SG&A expenses as a percentage of total revenues were 8.7% for the nine months ended June 30, 2010, compared to 9.7% for the nine months ended June 30, 2009.  Included in the increase in SG&A expenses for the nine months ended June 30, 2010 are direct acquisition-related expenses of $1.1 million incurred in connection with the acquisition of Centaur.

Net income increased 34% to $24.6 million for the nine months ended June 30, 2010, compared to $18.4 million for the nine months ended June 30, 2009.  Diluted earnings per share were $1.99 and $1.49 for the nine months ended June 30, 2010 and 2009, respectively, an increase of 34%.

Our cash balance as of June 30, 2010 was $908,000 and we had $15.9 million outstanding on our credit facilities. Compared to September 30, 2009, receivables increased 30%, inventories increased 22% and accounts payable increased 26%.  These increases were primarily due to the balances acquired through the acquisition of Centaur as well as our revenue growth.

 Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2010. The Company increases its estimate that revenues will be from $1.195 billion to $1.205 billion, which represents growth of 27% to 28% compared to revenues in fiscal year 2009.  The Company increases its estimate that diluted earnings per share will be from $2.58 to $2.60 per share, which represents growth of 28% to 29% compared to diluted earnings per share in fiscal year 2009.  All of these estimates give effect to the acquisition of Centaur from February 8, 2010 through September 30, 2010.  The Company’s previous guidance for the fiscal year ending September 30, 2010 was revenues of approximately $1.16 billion to $1.18 billion and diluted earnings per share of $2.40 to $2.45.

Conference Call

The Company will be hosting a conference call on July 29, 2010 at 11:00 a.m. eastern daylight time to discuss these results and its fiscal year 2010 business outlook in greater detail.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 12, 2010 by calling (800) 642-1687 for calls within the United States or (706) 645-9291 for international calls using the passcode 89688546.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products to veterinarians across the United States of America and United Kingdom. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; risks associated with our international operations; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2010	2009	2010	2009
Revenues	$347,687	$247,463	$870,395	$693,794
Cost of product sales	303,750	212,980	750,927	594,022
Gross profit	43,937	34,483	119,468	99,772
Selling, general and administrative expenses	27,435	22,748	75,448	67,379
Depreciation and amortization	1,438	844	3,559	2,546
Operating income	15,064	10,891	40,461	29,847
Interest expense	(171)	(63)	(389)	(202)
Other income	102	183	454	580
Income before taxes	14,995	11,011	40,526	30,225
Income tax expense	(5,858)	(4,395)	(15,884)	(11,873)
Net income	$9,137	$6,616	$24,642	$18,352

Net income per share - diluted	$0.74	$0.54	$1.99	$1.49
Weighted average common shares outstanding - diluted	12,408	12,303	12,380	12,298

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2010	2009
Assets
Cash	$908	$14,302
Receivables, net	185,674	142,485
Inventories	141,515	116,119
Prepaid expenses and other current assets	4,410	3,946
Deferred income taxes	2,069	1,517
Total current assets	334,576	278,369
Property and equipment, net	13,609	9,313
Goodwill	46,297	37,610
Intangibles, net	26,300	10,194
Other assets, net	2,685	2,433
Total Assets	$423,467	$337,919
Liabilities
Credit facilities	$15,885	$—
Accounts payable	148,832	117,830
Accrued expenses	14,131	10,767
Note payable	2,000	—
Current portion of long-term debt and capital lease obligations	1,505	97
Total current liabilities	182,353	128,694
Deferred income taxes	5,329	1,298
Long-term debt and capital lease obligations	917	—
Other long-term liabilities	1,117	—

Stockholders’ Equity	233,751	207,927
Total Liabilities and Stockholders’ Equity	$423,467	$337,919